Exhibit (a)(2)(Y)

NOVAGOLD SHAREHOLDERS

It’s all about value.

Barrick says they can’t see

the value in NovaGold.

They should try looking up.

NovaGold creates value.

• NovaGold shareholders have seen a compound annual return of 70% over seven years, before the Barrick bid.

• Barrick’s compound annual return — including dividends — was 3% over the same period.

• There is more value in NovaGold than in Barrick’s low-ball US$14.50 per share hostile bid.

When it comes to value, who should you believe?

More Information About the Barrick Bid On August 14, 2006 NovaGold filed its Directors’ Circular and its recommendation statement in which the NovaGold Board of Directors recommended that shareholders reject the August 4, 2006 hostile offer from Barrick Gold Corporation (TSX, NYSE: ABX). The Circular describes the reasons for the Board’s recommendation that shareholders reject the Barrick Offer. Investors and shareholders are strongly advised to read the Directors’ Circular and recommendation statement, as well as any amendments and supplements to those documents, because they contain important information. Investors and shareholders may obtain a copy of the Directors’ Circular at www.sedar.com or the recommendation statement from the United States Securities and Exchange Commission at www.sec.gov. Free copies of these documents can also be obtained by directing a request to NovaGold at Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada V6C 1S4, telephone (604) 669-6227, Attn: Corporate Secretary. More information is available online at: www.novagold.net or by e-mail at: info@novagold.net.

Forward-Looking Statements: This notice includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding future developments in or the outcome of Barrick’s tender offer for all of the outstanding shares of NovaGold’s capital stock and NovaGold’s future operating or financial performance and share price, are forward-looking statements. Forward-looking statements involve various risks and uncertainties. Past share price performance is not necessarily indicative of future share price performance. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaGold’s expectations include uncertainties about the conduct of Barrick’s tender offer, including change in the opinions of NovaGold shareholders concerning the offer and any future modifications to the terms of the offer; fluctuations in gold, copper and other commodity prices and currency exchange rates; uncertainties relating to interpretation of drill results and the geology, continuity and grade of mineral deposits; uncertainty of estimates of capital and operating costs, recovery rates, production estimates and estimated economic return; the need for cooperation of government agencies and native groups in the exploration and development of properties; uncertainties involved in litigation ,including the pending litigation with Barrick concerning Donlin Creek and Galore Creek; the need to obtain additional financing to develop properties; the possibility of delay in exploration or development programs and uncertainty of meeting anticipated program milestones; and other risks and uncertainties disclosed under the heading “Caution Regarding Forward-Looking Statements” in NovaGold’s Directors’ Circular and under the heading “Risk Factors” and elsewhere in NovaGold’s Annual Information Form for the year ended November 30, 2005, filed with the Canadian securities regulatory authorities, and NovaGold’s annual report on Form 40-F filed with the United States Securities and Exchange Commission.